UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2015

BERRY PLASTICS GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35672	20-5234618
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Oakley Street Evansville, Indiana	47710
(Address of principal executive offices)	(Zip Code)

(812) 424-2904

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

As previously reported, on June 5, 2015 Berry Plastics Corporation (“Berry”) accepted for purchase $503,186,000 of its $800,000,000 aggregate original principal amount 9.75% Second Priority Senior Secured Notes due 2021 (the “Existing Notes”) pursuant to its previously announced tender offer and consent solicitation relating to the Existing Notes (the “Tender Offer”). Following Berry’s acceptance for purchase of $503,186,000 aggregate principal amount of Existing Notes on June 5, 2015 pursuant to the Tender Offer, $296,814,000 aggregate principal amount of Existing Notes remained outstanding. The Existing Notes were originally issued under an Indenture dated as of November 19, 2010, as amended and supplemented, by and among Berry, certain of its subsidiaries, as guarantors, and U.S. Bank National Association, as Trustee (the “Indenture”).

On June 11, 2015, at Berry’s direction, the Trustee gave notice to the remaining holders of the Existing Notes of Berry’s election to redeem all of the Existing Notes remaining outstanding on July 13, 2015.

On June 11, 2015, Berry irrevocably deposited cash with the Trustee in an amount sufficient to redeem any Existing Notes outstanding on the redemption date. On June 11, 2015, the obligations of Berry and its subsidiary guarantors under the Existing Notes, the Indenture governing the Existing Notes and the related subsidiary guarantees were terminated, and the Indenture was discharged (except with respect to certain customary provisions of the Indenture that by their terms expressly survive the satisfaction and discharge).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERRY PLASTICS GROUP, INC.

Date: June 11, 2015	By:	/s/ Jason K. Greene
	Name:	Jason K. Greene
	Title:	Executive Vice President and General Counsel

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